THE LILLY NON-EMPLOYEE DIRECTORS' RETIREMENT PLAN

                        (Effective as of January 1, 1989)





     Section 1. Establishment of the Plan.

     The Lilly Non-Employee Directors' Retirement Plan (the "Plan") provides for retirement benefit payments for members of the Board of Directors of Eli Lilly and Company (the "Company") who are not eligible to receive benefits under The

Lilly Retirement Plan.



     Section 2. Definitions

     For purposes of the Plan, the definitions set forth in Appendix A shall control.



     Section 3. Eligibility.

     A Director is eligible to participate in the Plan if he or she has completed a Period of Service of five (5) years or more.



     Section 4. Monthly Retirement Benefit.

     4.1. Benefit Amount. The "Monthly Retirement Benefit" is an amount equal to the monthly retainer in effect on the date a Director retires from the Board or on the date of a Director's death, whichever occurs first.



     4.2 Initiation and Duration of Benefit Payment. Monthly Retirement Benefits

are first payable in the month following the Participant's Retirement from the

Board of Directors. Monthly Retirement Benefits will continue to be paid until the earlier of the Participant's death or the expiration of the Participant's

Benefit Period.



     4.3. Spouse's Benefit. Upon the death of the Participant, a Participant's

Spouse shall be entitled to a spouse's benefit under the Plan as set forth below



     (a)  Participant's Period of Service - Fifteen Years or More



          A monthly benefit for life equal to fifty percent (50%) of the

     Participant's Monthly Retirement Benefit.



     (b)  Participant's Period of Service - Less Than Fifteen Years



          A monthly benefit equal to fifty percent (50%) of the Participant's

     Monthly Retirement Benefit until the earlier of (i) the end of the

     Participant's Benefit Period, or (ii) the Spouse's death. If the Benefit

     Period expired prior to the Participant's death, no spouse's benefit shall be paid. If a spouse's benefit is payable under the Plan, the benefit will first be paid in the month following the Participant's death



     4.4. Forfeiture of Benefits. A Director's eligibility to participate in the

Plan or receive a Monthly Retirement Benefit shall cease if, in the judgment of the Executive Committee, the Director (1) renders services for any organization or engages directly or indirectly in any business which competes with the

Company or its subsidiaries, or (2) engages in any other activities otherwise prejudicial to or conflicting with the interests of the Company or its subsidiaries.



     Section 5. Prohibition Against Transfer.

     Participant or Spouse may not mortgage, pledge, assign or otherwise encumber in advance any payment under the Plan. Any attempt to do so shall be absolutely void and of no force and effect.



     Section 6. General Provisions.

     6.1. Participant's Rights Unsecured. The Plan is unfunded. The right of any

Participant or Spouse to receive a benefit under this Plan shall be an unsecured claim against the general assets of the Company.



     6.2. Administration. The Plan shall be administered and interpreted by the

Executive Committee, which may adopt rules and regulations to carry out the Plan and implement its provisions. The Committee's decisions with respect to the administration and interpretation of the Plan shall be final and conclusive. The

Committee shall not be liable for any action taken or omitted by it in good faith in administering and interpreting the Plan.



     6.3. Withholding. The Company shall have the right to deduct from any benefit payment under the Plan any taxes required by law to be withheld. The recipients of benefit payments shall be responsible for all taxes on amounts paid under the Plan to the extent that no taxes are withheld thereon,

irrespective of whether withholding is required.



     6.4. Incapacity. When any person entitled to benefits under the Plan is unable to care for his or her affairs because of illness or accident, any payment due may be paid for the benefit of such person to the person's duly appointed guardian or other legal representative.



     Section 7. Amendment. Suspension and Termination.

     The Board of Directors shall have the right at any time, and from time to time, to amend, suspend, or terminate the Plan, including the right to reduce or to eliminate altogether the benefits payable under the Plan (including benefits that have previously accrued and benefits then in pay status).



     Section 8. Applicable Law.

     The Plan shall be governed by and construed in accordance with the laws of the State of Indiana, except to the extent that such laws are preempted by

Federal law.



     Section 9. Effective Date.

     The Plan is effective as of January 1, 1989.



                                    APPENDIX



Definitions.

When used in the Plan, the following terms shall have the definitions set forth in this Appendix:



A-1. Benefit Period. "Benefit Period" means the period of time, beginning on the first day of the first month a Monthly Retirement Benefit is payable under the

Plan and continuing for the number of months in the Participant's Period of

Service; provided that if the Participant's Period of Service is equal to fifteen (15) years or more, the "Benefit Period" shall continue until the

Participant's death.



A-2. Board of Directors. "Board of Directors" means the Board of Directors of

Eli Lilly and Company.



A-3. Director. "Director" means a member of the Board of Directors who is not a salaried employee of the Company or its subsidiaries, and who is not receiving and is not eligible to receive benefits under the Lilly Retirement Plan.

"Director" shall include an individual who was a member of the Board of

Directors before January 1, 1989, as well as an individual who becomes a member of the Board of Directors on or after January 1, 1989.



A-4. Executive Committee. "Executive Committee" means the Executive Committee of the Board of Directors.



A-5. Monthly Retainer. "Monthly Retainer" means the monthly payment to a

Director for service on the Board of Directors, but does not include fees for attendance at Board or Committee meetings or payments for travel or other expenses.



A-6. Participant. "Participant" means a Director who has become, and remains, a participant under the Plan in accordance with Section (2) of the Plan.



A-7. Period of Service. "Period of Service" means the aggregate period(s) of time (including periods before January 1, 1989) during which the Director served as a member of the Board of Directors.



A-8. Retire or Retirement. "Retire" and "Retirement" refer to a Participant's separation from service as a member of the Board of Directors for a reason other than the Participant's death or removal for cause.



A-9. Spouse. "Spouse" means the person to whom a Participant has been married throughout the one (1) year period ending on the date of the Participant's death.